Exhibit 2.1


                  FORM OF DISTRIBUTION AGREEMENT

           This DISTRIBUTION AGREEMENT is dated as of December [ ], 1997, between CPC International Inc., a Delaware corporation ("CPC"), and Corn Products International, Inc., a Delaware corporation and wholly owned subsidiary of CPC ("Corn Products").

           WHEREAS, CPC, directly and acting through its direct and indirect subsidiaries and affiliates, currently engages in two principal businesses: (1) a branded foods business, producing chiefly soups, sauces, bouillons, and related products; dressings; fresh baked products; starches; desserts; spreads; and other products marketed through the retail, clubstore, mass merchandising and foodservice trades (the "Branded Foods Business"); and (2) a corn refining business, producing a large variety of food ingredients and industrial products derived from the wet milling of corn and other farinaceous materials for use in more than 60 industries, and including the entire business of Enzyme Bio-Systems Ltd. (the "Corn Refining Business");

           WHEREAS, the Board of Directors of CPC has determined that it is appropriate, desirable and in the best interests of CPC, Corn Products, the holders of shares of common stock, par value $0.25 per share, of CPC (the "CPC Common Stock") and the respective businesses, to separate from CPC the worldwide assets relating to the Corn Refining Business, and to cause such assets to be owned and such business to be conducted, directly or indirectly, by an independent, publicly-traded company;

           WHEREAS, in order to effect such separation, the Board of Directors of CPC has determined that it is appropriate, desirable and in the best interests of CPC, Corn Products, the holders of CPC Common Stock and the respective businesses to transfer the worldwide assets relating to the Corn Refining Business to Corn Products and then to distribute to the holders of the CPC Common Stock, without consideration being paid by such holders, all the outstanding shares of common stock, par value $0.01 per share, of Corn Products, together with the appurtenant preferred stock purchase rights (the "Corn Products Common Stock"), in a transaction that qualifies under Section 355 and
Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended;

           WHEREAS, CPC and Corn Products desire to allocate and transfer such assets, and to allocate and assign responsibility for certain liabilities relating to the Corn Refining Business, between the parties based upon their needs and activities; and

           WHEREAS, CPC and Corn Products desire to set forth the principal corporate transactions required to effect such Distribution (as defined herein) and to set forth other agreements that will govern certain other matters following the Distribution.

           NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:



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    ARTICLE I. DISTRIBUTION TRANSACTIONS AND RELATED AGREEMENTS

           SECTION 1.1. Certain Distribution Transactions.

                (a) Asset Transfers. On or prior to the Distribution Date, or thereafter as specifically stated on Schedule 1.1(a)(1):

                (i) CPC shall, on behalf of itself and its Subsidiaries,
                    transfer or cause to be transferred to Corn
                    Products or another member of the Corn
                    Products Group effective prior to or as of the Effective Time all of CPC's and its Subsidiaries' right, title and interest in the Corn Products Assets (except for (A) such
                    Assets to be transferred at a later time as specified on Schedule 1.1(a)(1), which may be updated by mutual agreement of the parties at any time prior to the Distribution Date, and
                    (B) those Assets listed or described on
                    Schedule 1.1(a)(2)).

               (ii) Corn Products shall, on behalf of itself and
                    its Subsidiaries, transfer or cause to be transferred to CPC or another member of the CPC Group effective prior to or as of the Effective Time all of Corn Products' and its Subsidiaries' right, title and interest, if any, in the CPC Assets.

                (b) Charter; By-laws; Rights Plan. The
Certificate of Incorporation and By-laws and the Rights Agreement filed by Corn Products with the SEC as exhibits to the Form 10 shall be the Certificate of Incorporation and By-laws and the Rights Agreement in effect on the Distribution Date.

                (c) Directors. The individuals identified in the Information Statement as directors of Corn Products shall be the directors of Corn Products on the Distribution Date.

                (d) Certain Licenses and Permits. Without limiting the generality of the obligations set forth in Section 1.1(a), on or prior to the Distribution Date or as soon as reasonably practicable thereafter (except as specified on Schedule 1.1(a)(1)):

                (i) All licenses, permits, approvals, emission reduction
                    credits and authorizations issued by any Governmental Entity set forth on Schedule
                    1.1(d) (collectively, the "Corn Products
                    Permits") shall be duly and validly
                    transferred or caused to be transferred by CPC to the appropriate member of the Corn
                    Products Group. To the extent any Corn
                    Products Permit is not transferable, CPC shall obtain new licenses, permits or authorizations in the name of an appropriate member of the Corn Products Group prior to the Distribution Date or as soon as reasonably practicable thereafter.


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


               (ii) Any transferable licenses, permits and
                    authorizations issued by Governmental
                    Authorities which relate primarily to the CPC Business but which are held in the name of any member of the Corn Products Group, or in the name of any employee, officer, director, stockholder, or agent of any such member, or otherwise, on behalf of a member of the CPC Group shall be duly and validly transferred or caused to be transferred by Corn Products to the appropriate member of the CPC Group.

                (e) Transfer of Agreements. Without limiting the generality of the obligations set forth in Section 1.1(a):

                (i) CPC hereby agrees that on or prior to the Distribution
                    Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 1.1(e), it will, and it will cause each member of the CPC Group to, assign, transfer and convey to the appropriate member of the Corn Products Group all of CPC's or such member of the CPC
                    Group's respective right, title and interest in and to any and all Corn Products Contracts
                    (except for such Corn Products Contracts to be transferred at a later time as specified on Schedule 1.1(a)(1)).

               (ii) Corn Products hereby agrees that on or prior to the
                    Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 1.1(e), it will, and it will cause each member of the Corn Products Group to, assign, transfer and convey to the appropriate member of the CPC
                    Group all of Corn Products' or such member of the Corn Products Group's respective right, title and interest in and to any and all CPC Contracts.

              (iii) Subject to the provisions of this Section
                    1.1(e), any agreement to which any of the parties hereto or any of their Subsidiaries is a party that inures to the benefit of both the CPC Business and Corn Products Business shall, to the extent possible, be assigned in part so that each party shall be entitled to the rights and benefits inuring to its business under such agreement.

               (iv) The assignee of any agreement assigned, in whole
                    or in part, hereunder (an "Assignee") shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement or, in the case of a partial assignment under paragraph (e)(iii), such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined


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


                    in accordance with the practice of the
                    parties prior to the Distribution.

                (v) Notwithstanding anything in this Agreement to the
                    contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the intended Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the intended Assignee the benefits of (or in the case of any agreement subject to clause (iii) above, the portion of such benefits), and to permit the intended Assignee to assume the Liabilities (or the appropriate portion thereof) under, any such agreement.

                (f) Consents. The parties hereto shall use their commercially reasonable efforts to obtain required consents for transfer and/or assignment of licenses, permits and authorizations of Governmental Authorities and of agreements hereunder.

                (g) Other Transactions. Except as specified on
Schedule 1.1(a)(1), on or prior to the Distribution Date, each of CPC and Corn Products shall have consummated (i) the transactions specified on the list of pre-Distribution reorganization steps set forth in Schedule 1.1(g) and (ii) those other transactions in connection with the Distribution that are described in or contemplated by the Information Statement and the ruling (the "Ruling") granted by the Internal Revenue Service in connection with the Distribution, as well as the transactions described in the ruling request submissions by CPC to the Internal Revenue Service insofar as the Ruling is premised on the completion of such transactions, and not specifically referred to in subparagraphs (a) - (f) above.

                (h) Pollution Control Bonds; Industrial Revenue Bonds. Pursuant to the terms of the Lease Assumption, CPC will assign its leasehold interests in certain real and personal property located in Summit/Argo, Illinois which are subject to the terms of the Pollution Control Bonds set forth on Schedule 1.1(h)(1). Corn Products shall comply with the terms and conditions of, and covenants and agreements set forth in, the Lease Assumption. With respect to the Corn Products Assets that are subject to the Industrial Revenue Bonds and related documents set forth on Schedule 1.1(h)(2) hereto, Corn Products agrees that upon transfer of the Projects (as defined in the applicable documents) to Corn Products, it will comply with the terms and conditions of the documents described in Schedule 1.1(h)(2); and acknowledges that the interest on the Industrial Revenue Bonds is intended to be tax-exempt to the bondholders for purposes of U.S. federal income taxation. In addition, Corn Products covenants that (i) so long as the applicable Industrial Revenue Bonds are outstanding, Corn Products will use and operate each


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


Project as a "project" within the meaning of the applicable law identified in the documents described in Schedule 1.1(h)(2), including any amendments and supplements to such laws, and (ii) Corn Products will not cause the use of the Project to be changed to a use, or take or authorize or permit any action, that would result in any interest paid on such bonds to be included in the gross income of any holder thereof for purposes of U.S. federal income taxation. Corn Products shall notify CPC 90 days prior to the disposition or change in ownership of any Project, or the occurrence of any circumstances which may result in a change in the use of any Project that would cause any interest paid on such bonds to be included in the gross income of any holder for purposes of U.S. federal income taxation.

           SECTION 1.2. Treatment of Intercompany Accounts. All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for hereunder or under any Ancillary Agreement, including payables created or required hereby or by any Ancillary Agreement), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between any member of the Corn Products Group, on the one hand, and any member of the CPC Group, on the other hand, which exist and are reflected in the accounting records of the parties shall, to the extent practicable, be paid or settled prior to the Distribution Date, and otherwise thereafter, in the ordinary course of business in a manner consistent with the payment or settlement of similar accounts arising from transactions with third parties.

           SECTION 1.3. Liabilities.

                (a) Assumptions and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (i) CPC shall cause an appropriate member of the CPC Group to assume, pay, perform and discharge each CPC Liability and (ii) Corn Products shall cause an appropriate member of the Corn Products Group to assume, pay, perform and discharge each Corn Products Liability. To the extent reasonably requested to do so by the other party hereto, each party hereto agrees to sign, or to cause the appropriate member of the CPC Group or the Corn Products Group to sign, such documents, in a form reasonably satisfactory to the other party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

                (b) Transaction Liabilities. For purposes of this Agreement, including Article III hereof, CPC agrees with Corn Products that (i) any and all Liabilities arising from or based upon misstatements in or omissions from the Form 10 or the Information Statement and (ii) except as otherwise provided in any Ancillary Agreement, any and all Liabilities otherwise arising out of the transactions contemplated by this Agreement (including any stock transfer taxes or real estate transfer taxes relating to the pre-Distribution separation of the Corn Refining Business from the CPC Business) in order to effectuate the Distribution, including the worldwide separation of the Corn Products Business from the CPC Business (except for any liabilities with respect to any other Tax, the treatment of which shall be governed by the Tax Indemnification Agreement and the Tax Sharing Agreement), shall be deemed to be CPC Liabilities and not Corn Products Liabilities.



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


           SECTION 1.4. Resignations. Except as described in the Information Statement or as otherwise agreed between the parties, CPC shall cause all of its employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Corn Products Group in which they serve, and Corn Products shall cause all of its employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the CPC Group in which they serve.

           SECTION 1.5. Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, CPC and Corn Products shall use their commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.

           SECTION 1.6. Limitation on Representations and Warranties. Each of the parties hereto agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, as to title or value of Assets being transferred. It is also agreed that, notwithstanding anything to the contrary otherwise expressly provided in a relevant Conveyancing and Assumption Instrument, all Assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 1.5) the party to which such Assets are to be transferred hereunder shall bear the economic and legal risk that such party's or any of the Subsidiaries' title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto agrees that, except as otherwise expressly provided in the relevant Conveyancing and Assumption Instrument, no party hereto is representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed that the party to which any Assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

           SECTION 1.7. Guarantees; Security Interests.

                (a) Except as otherwise specified in any Ancillary Agreement, CPC and Corn Products shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the CPC Group removed as guarantor of or obligor for any Corn Products Liability, including, without limitation, in respect of those guarantees set forth on Schedule 1.7(a). CPC and Corn Products shall use commercially reasonable efforts to remove, or cause the removal of, any liens on, or other security interests in, CPC Assets, which security interests arise primarily from Corn Products Liabilities.



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


                (b) Except as otherwise specified in any Ancillary Agreement, CPC and Corn Products shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the Corn Products Group removed as guarantor of or obligor for any CPC Liability. Corn Products and CPC shall use commercially reasonable efforts to remove, or cause the removal of, any liens on, or other security interests in, Corn Products Assets, which security interests arise primarily from CPC Liabilities.

                (c) If CPC or Corn Products is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 1.7, the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other liabilities of such guarantor or obligor thereunder from and after the date hereof. To the extent any member of the CPC Group or any member of the Corn Products Group is required to pay or expend any amount which it would not have been required to pay or expend if the parties hereto had been able to obtain such required removal as set forth in clauses (a) and (b) of this
Section 1.7, (i) Corn Products shall cause the appropriate member of the Corn Products Group or (ii) CPC shall cause the appropriate member of the CPC Group to reimburse the applicable member of the CPC Group or the Corn Products Group, as the case may be, for such amount.

           SECTION 1.8. Witness Services. At all times from and after the Distribution Date, CPC and Corn Products shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries' then current officers, directors, employees and agents as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (ii) there is no conflict in the Action between the requesting party and CPC or Corn Products, as applicable. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude the costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services.

           SECTION 1.9. Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers discussed in this Article I shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms, operation of law or agreement of the parties cannot or will not be transferred on or prior to the Distribution Date; provided, however, that the parties hereto and their respective Subsidiaries shall cooperate to obtain any necessary consents or approvals for the transfer of all Assets and Liabilities contemplated to be transferred pursuant to this Article I. In the event that any such transfer of Assets or Liabilities has not been


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


consummated, from and after the Distribution Date, the party retaining such Asset or Liability shall hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense and under the management and direction of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such Asset or Liability been transferred as contemplated hereby. As and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

           SECTION 1.10. Conveyancing and Assumption Instruments. In connection with the transfers of Assets and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities Conveyancing and Assumption Instruments in such form as the parties shall reasonably agree, including the transfer of real property with deeds as may be appropriate. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required or permitted in any jurisdiction to transfer title to stock and, to the extent required by applicable law, by notation on public registries.

           SECTION 1.11. Ancillary Agreements. Prior to the Distribution Date, CPC and Corn Products shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

           SECTION 1.12. Corporate Names.

                (a) Except as otherwise specifically provided in any Ancillary Agreement:

                (i) as soon as reasonably practicable after the
                    Distribution Date but in any event within one year thereafter, Corn Products will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of Corn Products' property or premises or on the property or premises used by Corn Products or its Subsidiaries (except property or premises to be shared with CPC or its Subsidiaries after the Distribution) which refer or pertain to CPC or which include the CPC name, logo or any


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


                    other trademark or the name of any member of the CPC Group or any other CPC intellectual property; and

               (ii) as soon as is reasonably practicable after the
                    Distribution Date but in any event within one year thereafter, Corn Products will, and will cause its Subsidiaries to, remove from all packaging materials, letterhead, envelopes, invoices and other communications media of any kind, all references to CPC, including the CPC name, logo and any other trademark or name of any member of the CPC Group or any other CPC intellectual property (except that Corn Products shall not be required to take any such action with respect to materials in the possession of customers and Corn Products may, until the first anniversary of the Distribution Date, continue to use existing stock and supplies), and neither Corn
                    Products nor any of its Subsidiaries shall use or display the CPC name, logo or other trademarks or name of any member of the CPC Group or any other CPC intellectual property without the prior written consent of CPC.

                (b) Except as otherwise specifically provided in any Ancillary Agreement:

                (i) as soon as reasonably practicable after the
                    Distribution Date but in any event within one year thereafter, CPC will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of CPC's property or premises or on the property or premises used by CPC or its Subsidiaries (except property or premises to be shared with Corn Products or its Subsidiaries after the Distribution) which refer or pertain to Corn Products or which include the Corn Products name, logo or any other trademark or the name of any member of the Corn Products Group or any other Corn Products intellectual property; and

               (ii) as soon as is reasonably practicable after the
                    Distribution Date but in any event within one year thereafter, CPC will, and will cause its Subsidiaries to, remove from all packaging materials, letterhead, envelopes, invoices and other communications media of any kind, all references to Corn Products, including the Corn Products name, logo and any other trademark or name of any member of the Corn Products Group or any other Corn Products intellectual property (except that CPC shall not be required to take any such action with respect to materials in the possession of customers and CPC may, until the first anniversary of the Distribution Date, continue to use existing stock and supplies), and neither CPC nor any of its Subsidiaries shall use or display the Corn Products name, logo or other trademarks or name of any member of the Corn Products


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


                    Group or any other Corn Products intellectual property without the prior written consent of Corn Products.

                (c) Corn Products shall use its reasonable best efforts to cause Arancia to (i) change its name to delete reference to CPC; (ii) remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of Arancia's property or premises or on the property or premises used by Arancia or its Subsidiaries (except property or premises to be shared with CPC or its Subsidiaries after the Distribution) which refer or pertain to CPC or which include the CPC name, logo or any other trademark or the name of any member of the CPC Group or any other CPC intellectual property and (iii) remove from all letterhead, envelopes, invoices and other communications media of any kind, all references to CPC, including the CPC name, logo and any other trademark or name of any member of the CPC Group or any other CPC intellectual property.

                (d) Each party acknowledges that it has no interest in nor any right to use or display the name or any trademark or intellectual property of the other party in any way, except to the extent specifically provided herein or in any Ancillary Agreement.

           SECTION 1.13. Insurance.

                (a) Effective as of the Effective Time, Corn
Products shall be responsible for having in place and maintaining an insurance program for the Corn Products Group.

                (b) To the extent any Insurance Proceeds are actually received by CPC or any member of the CPC Group after the Effective Time with respect to a loss of, or damage to, Corn Products Assets prior to the Effective Time (including any Insurance Proceeds with respect to continuing business interruption experienced by the Corn Products Business after the Effective Time), CPC shall, or shall cause the appropriate member of the CPC Group to, remit such Insurance Proceeds (less any Taxes on the excess of the Insurance Proceeds over the Tax deduction, if any, in respect of the loss or damage resulting in the receipt of such Insurance Proceeds and less any expenses incurred by CPC or any member of the CPC Group to obtain such Insurance Proceeds, to the extent not reimbursed by the appropriate insurance carrier) to Corn Products or the member of the Corn Products Group designated by Corn Products; provided, however, that CPC shall not be required to remit any Insurance Proceeds to any member of the Corn Products Group with respect to business interruption to the Corn Products Business prior to the Effective Time. To the extent CPC receives Insurance Proceeds with respect to loss of, or damage to, both Corn Products Assets and CPC Assets prior to the Effective Time and the allocation thereof is not identified by the insurance carrier, CPC and Corn Products shall share such Insurance Proceeds in proportion to the relative value of the lost or damaged Assets (taking into account the business interruption resulting from such loss or damage). CPC shall, or shall cause an appropriate member of the CPC Group to, take commercially reasonable steps to recover any Insurance Proceeds payable with respect to loss of, or damage to, Corn Products Assets.


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


                   ARTICLE II. THE DISTRIBUTION

           SECTION 2.1. Issuance of Shares to CPC. Corn Products shall, in consideration for the contribution by CPC of the assets of the Corn Refining Business to the Company pursuant hereto, issue to CPC, for further distribution to the stockholders of CPC, a number of shares of Corn Products Common Stock equal to
(A) the quotient of (x) the number of shares of CPC Common Stock outstanding on the Distribution Record Date minus the sum of (i) the number of restricted shares of CPC Common Stock outstanding on the Distribution Record Date and (ii) the number of shares of CPC Common Stock held by the Rabbi Trusts on the Distribution Record Date divided by (y) four (4), minus (B) one hundred (100).

           SECTION 2.2. Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in this Agreement, the Board of Directors of CPC, in its sole discretion and consistent with this Agreement, shall establish the Distribution Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

           SECTION 2.3. The Agent. Prior to the Distribution Date, CPC shall enter into an agreement with the Agent providing for, among other things, the payment of the Distribution to the holders of CPC Common Stock in accordance with this Article II.

           SECTION 2.4. Delivery of Share Certificates to the Agent. Prior to the Distribution Date, CPC shall inform the Agent of the number of shares of Corn Products Common Stock to be distributed in connection with the payment of the Distribution and, at or prior to the Effective Time, CPC shall deliver to the Agent a share certificate representing all of the then outstanding shares of Corn Products Common Stock owned by CPC. Corn Products shall provide the Agent with all share certificates and any information that the Agent shall require in order to effect the Distribution. All shares of Corn Products Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable.

           SECTION 2.5. The Distribution.

                (a) Subject to Sections 2.5(b) and 2.5(c) and to the other terms and conditions of this Agreement, CPC shall instruct the Agent to distribute, as of the Distribution Date, one share of Corn Products Common Stock in respect of every four shares of CPC Common Stock held by holders of record of CPC Common Stock on the Distribution Record Date.

                (b) No distribution of Corn Products Common Stock shall be made with respect to shares of restricted CPC Common Stock issued pursuant to the Stock Plans. As permitted by the Stock Plans, in lieu of such distribution, the number of shares of restricted CPC Common Stock held by each person who is an employee of the CPC Group on the day following the Effective Date shall be adjusted by multiplying the number of shares held by such employee on the Distribution Record Date by a fraction, the numerator of which is the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days immediately prior to the first day on which there is trading in CPC Common Stock on a post-Distribution basis and the denominator of which is the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in

CPC Common Stock on a post-Distribution basis; provided, however, that no adjustment shall be made if the foregoing fraction yields a result which is less than one (1). Shares of restricted CPC Common Stock held by each person who is an employee of the Corn Products Group on the day after the Effective Date shall be converted into restricted shares of Corn Products Common Stock pursuant to the Employee Benefits Agreement.

                (c) No distribution of Corn Products Common Stock shall be made with respect to shares of CPC Common Stock owned by the Rabbi Trusts if the Rabbi Trusts shall have waived the right to receive such distribution. In lieu of such distribution, and in consideration for such waiver, CPC shall issue and deliver additional shares of CPC Common Stock to the extent necessary such that the number of shares of CPC Common Stock held by the Rabbi Trusts after the Distribution shall be equal to the number obtained by multiplying the number of shares held by the Rabbi Trusts on the Distribution Record Date by a fraction, the numerator of which is the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days immediately prior to the first day on which there is trading in CPC Common Stock on a post-Distribution basis and the denominator of which is the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in CPC Common Stock on a post-Distribution basis; provided, however, that no adjustment shall be made if the foregoing fraction yields a result which is less than one (1).

           SECTION 2.6. Fractional Shares.

                (a) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Corn Products Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a holder of CPC Common Stock would otherwise be entitled will not entitle such stockholder to vote or to any rights of a stockholder of Corn Products. In lieu of any such fractional shares, each stockholder who, but for the provisions of this Section, would be entitled to receive a fractional share interest of Corn Products Common Stock shall be paid cash, without any interest thereon, as hereinafter provided. CPC shall instruct the Agent to determine the number of whole shares and fractional interests of Corn Products Common Stock allocable to each holder of CPC Common Stock (a) to determine the number of whole shares and fractional shares of Corn Products Common Stock allocable to each holder of record of CPC Common Stock outstanding on the Distribution Record Date; (b) to aggregate all such fractional shares into whole shares and sell on a when issued basis the whole shares obtained thereby in the open market as soon as practicable following the Distribution Record Date and (c) as soon as practicable following the Distribution Date, to distribute to each holder of CPC Common Stock to which fractional shares of Corn Products Common Stock have been allocated such holder's ratable share of the net proceeds from such sale, after making appropriate deductions of the amount required, if any, for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by CPC.

                (b) Solely for purposes of computing fractional share interests pursuant to this Section 2.6, the beneficial owner of shares of CPC Common Stock held of record in the name of a nominee will be treated as the holder of record of such shares.



  ARTICLE III. INDEMNIFICATION AND RELEASE OF PRE-CLOSING CLAIMS

           SECTION 3.1. Indemnification by CPC. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, CPC shall cause the appropriate member of the CPC Group to indemnify, defend and hold harmless the Corn Products Indemnitees from and against any and all Indemnifiable Losses of the Corn Products Indemnitees arising out of, by reason of or otherwise in connection with the CPC Liabilities or alleged CPC Liabilities, including any breach by CPC of any provision of this Agreement or any Ancillary Agreement (less any Insurance Proceeds received by the Corn Products Indemnitees in respect thereof).

           SECTION 3.2. Indemnification by Corn Products. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Corn Products shall cause the appropriate member of the Corn Products Group to indemnify, defend and hold harmless the CPC Indemnitees from and against any and all Indemnifiable Losses of the CPC Indemnitees arising out of, by reason of or otherwise in connection with the Corn Products Liabilities or alleged Corn Products Liabilities, including any breach by Corn Products of any provision of this Agreement or any Ancillary Agreement (less any Insurance Proceeds received by the CPC Indemnitees in respect thereof).

           SECTION 3.3. Procedures for Indemnification.

                (a) Third Party Claims. If a claim or demand is made against a CPC Indemnitee or a Corn Products Indemnitee (each, an "Indemnitee") by any person who is not a party to this Agreement or any Subsidiary of such person (a "Third Party Claim") as to which such Indemnitee may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section
3.1 or Section 3.2 hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that the Indemnitee shall have the right to employ separate counsel if, in the Indemnitee's reasonable judgment, a conflict of interest between the Indemnitee and the Indemnifying Party exists in respect of such claim which would make representation of both parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

                If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnitee with respect to a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnitee with respect to a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

                Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                (b) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                (c) The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

           SECTION 3.4. Indemnification Payments. Indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

                 ARTICLE IV. ACCESS TO INFORMATION

           SECTION 4.1. Provision of Corporate Records.

                (a) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by Corn Products for specific and identified agreements, documents, books, records, data, files or other information (collectively, "Records") which relate to (x) Corn Products or the conduct of the Corn Products Business, as the case may be, prior to the Effective Time, or (y) any Ancillary Agreement to which CPC and Corn Products are parties, as applicable, CPC shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if Corn Products has a reasonable need for such originals) in the possession or control of CPC or any of its Subsidiaries, but only to the extent such items are not already in the possession or control of Corn Products.

                (b) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by CPC for specific and identified Records which relate to (x) CPC or the conduct of the CPC Business, as the case may be, prior to the Effective Time, or (y) any Ancillary Agreement to which Corn Products and CPC are parties, as applicable, Corn Products shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if CPC has a reasonable need for such originals) in the possession or control of Corn Products or any of its Subsidiaries, but only to the extent such items are not already in the possession or control of CPC.

           SECTION 4.2. Access to Information by CPC and Corn Products. Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of CPC and Corn Products shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to (x) such other party or the conduct of its business prior to the Effective Date or (y) any Ancillary Agreement to which each of the party requesting such access and the party requested to grant such access are parties.

           SECTION 4.3. Reimbursement; Other Matters. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information.

           SECTION 4.4. Confidentiality. Except as required in connection with the Information Statement and Corn Products' Registration Statement on Form 10, each of (i) CPC and its Subsidiaries and (ii) Corn Products and its Subsidiaries, shall not, for seven years following the Distribution Date, use or permit the use of (without the prior written consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party or (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (w) relates to or was acquired during the period prior to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y) and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys. In the event any member of the CPC Group or any member of the Corn Products Group is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, or judicial, administrative or similar process) to disclose any confidential information, CPC or Corn Products, as the case may be, will, or will cause such member to, provide Corn Products or CPC, as applicable, with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.4. In the event that such protective order or other remedy is not obtained, or a waiver is granted hereunder, the party required to provide confidential information shall disclose that information (and only that information) which, in the written opinion of counsel, it is legally compelled to disclose and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the information so furnished.


           SECTION 4.5. Privileged Matters. The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the CPC Group and of the Corn Products Group, and that each of the members of the CPC Group and of the Corn Products Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. To allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

                (a) CPC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the CPC Business, whether or not the privileged information is in the possession of or under the control of CPC or Corn Products. CPC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting CPC Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by CPC, whether or not the privileged information is in the possession of or under the control of CPC or Corn Products.

                (b) Corn Products shall be entitled, in
perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Corn Products Business, whether or not the privileged information is in the possession of or under the control of Corn Products or CPC. Corn Products shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Corn Products Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Corn Products, whether or not the privileged information is in the possession of or under the control of Corn Products or CPC.

                (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and (b); provided, that the written consent of both parties is required to waive any privilege deemed to be a shared privilege hereunder. All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both CPC and Corn Products in respect of which both parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

                (d) No party hereto may waive any privilege which could be asserted under any applicable law, and in which any other party hereto has a shared privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice from the party requesting such consent.

                (e) In the event of any litigation or dispute exclusively between or among the parties hereto, any party and a Subsidiary of the other party hereto, or a Subsidiary of one party hereto and a Subsidiary of the other party hereto, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to third parties.

                (f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

                (g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former directors, officers, agents or employees has received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party or parties of the existence of the request and shall provide the other party or parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

                (h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of CPC and Corn Products, as set forth in Sections 4.4 and 4.5, to maintain the confidentiality of confidential or privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1 and 4.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 1.8 and 3.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.3 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

           SECTION 4.6. Ownership of Information. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

           SECTION 4.7. Limitation of Liability.

                (a) Except as specifically provided elsewhere in this Agreement or in an Ancillary Agreement, no party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

                (b) No party or any Subsidiary thereof shall have any liability or claim against any other party or any Subsidiary of any other party based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Date (other than this Agreement or any Ancillary Agreement) and any such liability or claim, whether or not in writing, is hereby irrevocably canceled, released and waived.

           SECTION 4.8. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this
Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

           SECTION 4.9. Retention of Records.

                (a) CPC shall deliver to Corn Products all Records known, after reasonable inquiry, to be in its control or possession relating to the assets, liabilities or operations of the Corn Products Group, the Minority-Investment Companies and the Corn Products Licensees. Except as otherwise provided in any Ancillary Agreement or when a longer retention period is otherwise required by law, each party hereto agrees to retain for a period consistent with the records retention policy heretofore applicable as described in Schedule 4.9 hereto, all Records in its control or possession relating to the assets, liabilities or operations of the other party hereto or its Subsidiaries; provided, however, that in the case of any Records relating to Taxes or to environmental liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof (and the parties shall notify each other of any such extensions)). After the expiration of the period during which retention is required, each party may destroy any such Records.

                (b) Notwithstanding the foregoing, in lieu of retaining any specific Records, CPC or Corn Products may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of the Records proposed to be destroyed or disposed of be delivered to the requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Records as was requested (at the cost of the requesting party).

                ARTICLE V. ADMINISTRATIVE SERVICES

           SECTION 5.1. Performance of Services. Beginning on the Distribution Date, each party will provide, or cause one or more of its Subsidiaries to provide, to the other party and its Subsidiaries such services on such terms as may be set forth in the Transition Services Agreement. Except as otherwise set forth in the Transition Services Agreement or any Schedule thereto, the party that is to provide the services (the "Provider") will use (and will cause its Subsidiaries to use) commercially reasonable efforts to provide such services to the other party (the "Recipient") and its Subsidiaries in a satisfactory and timely manner and as further specified in such Transition Services Agreement.

           SECTION 5.2. Independence. Unless otherwise agreed in writing, none of the individuals providing the scheduled services to the Recipient will be deemed to be employees of the Recipient for any purpose.

           SECTION 5.3. Non-Exclusivity. Nothing in this
Agreement precludes any party from obtaining, in whole or in part, services of any nature that may be obtainable from the other party from its own employees or from providers other than the other party.

                  ARTICLE VI. DISPUTE RESOLUTION

           SECTION 6.1. Negotiation.

                (a) The parties shall attempt in good faith to resolve any Agreement Dispute by negotiation between Samuel C. Scott (or his successor) on behalf of Corn Products and an executive vice-president or senior vice-president on behalf of CPC; provided such negotiations shall not, unless otherwise agreed by the parties in writing, exceed 45 days from the date on which the relevant party gave notice of such Agreement Dispute; provided further that in the event of any mediation or arbitration in accordance with Section 6.2 hereof, the relevant parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the relevant party gave notice of such Agreement Dispute, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

           SECTION 6.2. Mediation and Arbitration.

                (a) If an Agreement Dispute involves an amount in controversy up to $1 million and has not been resolved within 45 days of the date on which notice thereof was first given (or such longer period as agreed pursuant to Section 6.1), the parties shall select a neutral third party to resolve such Agreement Dispute, whose decision shall be binding; provided, that if the parties cannot agree on a neutral third party, the parties agree to submit the Agreement Dispute to a neutral third party designated by the president of the CPR Institute for Dispute Resolution from the CPR Panels of Neutrals, whose decision shall be binding. Either party may declare, in good faith, that the amount in controversy is in excess of $1 million and such declaration shall govern regardless of whether the amount is ultimately so determined.

                (b) If an Agreement Dispute involves an amount in controversy in excess of $1 million and has not been resolved within 45 days of the date on which notice thereof was first given (or such longer period as agreed pursuant to Section 6.1), the parties shall endeavor to settle the Agreement Dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process. Any Agreement Dispute involving an amount in controversy in excess of $1 million which has not been resolved by mediation as provided herein within 45 days of the initiation of such mediation, shall be settled by arbitration in accordance with the then current CPR Non-Administered Arbitration Rules (the "Rules") by three independent and impartial arbitrators, of whom each party shall appoint one. The arbitration shall be governed by the United States Arbitration Act, Title 9 U.S.C., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. In the event the arbitration is initiated by CPC, the place of arbitration shall be Cook County, Illinois. In the event the arbitration is initiated by Corn Products, the place of arbitration shall be in Bergen County in the State of New Jersey.

                In resolving any dispute, the parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, in accordance with Section 7.17 hereof, by (i) the United States District Court for the District of New Jersey (Newark) or if entry of judgment may not be made in such court for jurisdictional reasons, in the Superior Court of the State of New Jersey, Bergen County, in the event the arbitration was initiated by Corn Products or (ii) the United States District Court for the Northern District of Illinois or if entry of judgment may not be made in such court for jurisdictional reasons, in the Illinois Circuit Court, Cook County Judicial Circuit (Chicago), in the event the arbitration was initiated by CPC. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award non-compensatory damages, including punitive or exemplary damages and the parties hereto irrevocably waive entitlement to any such damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant parties or permitted by this Agreement, the undersigned shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed
(i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law. Notwithstanding
Section 15.3 of the Rules, the party other than the prevailing party (as determined by the arbitrators) in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by Rule 15. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Rule 12 or otherwise, from applying to any court of competent jurisdiction solely for a temporary restraining order or preliminary injunction ("Injunctive Relief") in connection with the subject matter of any Agreement Disputes; provided, however, that no party may couple any request, to a court or otherwise, for Injunctive Relief with a request for non-injunctive, permanent or non-provisional relief.

           SECTION 6.3. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VI with respect to all matters not subject to such dispute, controversy or claim.

                    ARTICLE VII. MISCELLANEOUS

           SECTION 7.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the agreements and arrangements listed on Schedule 1.1(g) and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Other than Section 1.6, Section 4.5 and Article VI, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

           SECTION 7.2. Ancillary Agreements. Subject to the last sentence of Section 7.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

           SECTION 7.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

           SECTION 7.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

           SECTION 7.5. Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Information Statement (including any Registration Statement on Form 10 of which such Information Statement may be a part) and the Distribution and the consummation of the transactions contemplated thereby shall be charged to and paid by CPC. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any party hereto to any other party hereto shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and demand therefor is made.

           SECTION 7.6. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

             If to CPC:

             CPC International Inc.
             International Plaza, P.O. Box 8000
             Englewood Cliffs, NJ 07632-9076
             Facsimile: (201) 894-2193

             Attention: Hanes A. Heller, General Counsel

             If to Corn Products:

             Corn Products International, Inc.
             P.O. Box 345
             6500 South Archer Road
             Bedford Park, IL 60501-1933
             Facsimile: (708) 563-6592

             Attention: Marcia E. Doane, General Counsel


           SECTION 7.7. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

           SECTION 7.8. Amendments. Subject to the terms of
Section 7.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

           SECTION 7.9. Assignment.

                (a) This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

                (b) Corn Products will not distribute to its stockholders any interest in any Corn Products Business Entity, by way of a spin-off distribution, split-off or other exchange of interests in a Corn Products Business Entity for any interest in Corn Products held by Corn Products stockholders, or any similar transaction or transactions, unless the distributed Corn Products Business Entity undertakes to CPC to be jointly and severally liable for all Corn Products Liabilities hereunder.

           SECTION 7.10. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

           SECTION 7.11. Termination. This Agreement (including, without limitation, Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of CPC without the approval of Corn Products or the stockholders of CPC. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of the third party beneficiaries thereto without the consent of such persons.

           SECTION 7.12. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

           SECTION 7.13. Third Party Beneficiaries. Except as provided in Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

           SECTION 7.14. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

           SECTION 7.15. Exhibits and Schedules. The Exhibits and
Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

           SECTION 7.16. GOVERNING LAW. THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE
PERFORMED IN THE STATE OF NEW YORK.

           SECTION 7.17. Consent to Jurisdiction. Without limiting the provisions of Article VI hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the District of New Jersey (Newark) or the Superior Court of the State of New Jersey, Bergen County, for the purposes of any suit, action or other proceeding brought by Corn Products and arising out of this Agreement or any transaction contemplated hereby or (b) the United States District Court for the Northern District of Illinois or the Illinois Circuit Court, Cook County Judicial Circuit (Chicago) for the purposes of any suit, action or other proceeding brought by CPC and arising out of this Agreement or any transaction contemplated hereby. Corn Products agrees to commence any action, suit or proceeding relating hereto that is not required to be submitted to arbitration pursuant to Article VI hereof either in the United States District Court for the District of New Jersey (Newark) or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of New Jersey, Bergen County. CPC agrees to commence any action, suit or proceeding relating hereto that is not required to be submitted to arbitration pursuant to Article VI hereof either in the United States District Court for the Northern District of Illinois or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Illinois Circuit Court, Cook County Judicial Circuit (Chicago). Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any such action, suit or proceeding in New Jersey or Illinois with respect to any matters to which it has submitted to jurisdiction in this Section
7.17. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the State of New Jersey, Bergen County, (ii) the United States District Court for the District of New Jersey (Newark), (iii) the Illinois Circuit Court, Cook County Judicial Circuit (Chicago) or (iv) the United States District Court for the Northern District of Illinois and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           SECTION 7.18. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

           SECTION 7.19. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

           SECTION 7.20. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                "Action" shall mean any action, suit,
arbitration, inquiry, proceeding or investigation by or before any court, any Governmental Authority or any arbitration tribunal.

                "Affiliate" shall mean, when used with respect to a specified Person, another Person that controls, is controlled by, or is under common control with the Person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

                "Agent" shall mean the distribution agent, which may be CPC's stock transfer agent, to be appointed by CPC to distribute the shares of Corn Products Common Stock in the Distribution.

                "Agreement Dispute" shall mean any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, any claim based on contract, tort or statute (but excluding any controversy, dispute or claim if any third party is a party to such controversy, dispute or claim).

                "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Argo Access Agreement, the Conveyancing and Assumption Instruments, the Debt Agreement, the Employee Benefits Agreement, the Lease Assumption, the Master Supply Agreement, the Master License Agreement, the Tax Indemnification Agreement, the Tax Sharing Agreement, the Transition Services Agreement and any other agreements executed by both CPC and Corn Products which provide that they shall be considered "Ancillary Agreements" pursuant to the provisions of this Agreement.

                "Arancia" means Arancia-CPC S.A. de C.V.

                "Argo Access Agreement" shall mean the Argo
Access Agreement between CPC and Corn Products relating to the Distribution.

                "Assets" shall mean assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal, mixed, immovable, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person, including, without limitation, the following:

                (i) all accounting and other books, records and
                    files whether in paper, microfilm,
                    microfiche, computer tape or disc, magnetic tape or any other form;

               (ii) all apparatus, computers and other electronic
                    data processing equipment, fixtures,
                    machinery, equipment, furniture, office
                    equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

              (iii) all inventories of materials, parts, raw or
                    packaging materials, supplies,
                    work-in-process and finished goods and
                    products;

               (iv) all interests in real property of whatever
                    nature, including easements, whether as
                    owner, mortgagee or holder of a Security
                    Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

                (v) all interests in any capital stock or other
                    equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

               (vi) all license agreements, leases of personal
                    property, open purchase orders for raw or packaging materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

              (vii) all deposits, letters of credit and performance
                    and surety bonds;

             (viii) all written technical information, data,
                    specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

               (ix) all domestic and foreign patents, copyrights,
                    trade names, trademarks, service marks and registrations and applications for any of the foregoing, knowhow, formulae, recipes, formulations, trade secrets, inventions, data bases, other proprietary information and licenses from third persons granting the right to use any of the foregoing;

                (x) all computer applications, programs and other
                    software;

               (xi) all cost information, sales and pricing data,
                    customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

              (xii) all prepaid expenses, trade accounts and other
                    accounts and notes receivables;

             (xiii) all rights under contracts or agreements, all
                    claims or rights against any Person arising from the ownership of any asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

              (xiv) all rights under insurance policies and all rights
                    in the nature of insurance, indemnification or contribution;

               (xv) all licenses, permits, approvals, emission
                    reduction credits and authorizations which have been issued by any Governmental
                    Authority;

              (xvi) cash or cash equivalents, bank accounts, lock boxes
                    and other deposit arrangements; and

             (xvii) interest rate, currency, commodity or other
                    swap, collar, cap or other hedging or similar agreements or arrangements.

                "Assignee" shall have the meaning set forth in Section 1.1(e).

                "Branded Foods Business" shall have the meaning set forth in the recitals hereto.

                "Business Entity" shall mean any corporation, partnership, limited liability company, company or other entity, foreign or domestic, which may legally hold title to Assets.

                "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                "Conveyancing and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents heretofore entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, or otherwise arising out of or relating to the transactions contemplated by this Agreement in such form or forms as the parties agree and as may be required by the laws of the appropriate jurisdictions.

                "Corn Products" shall mean Corn Products
International, Inc., a Delaware corporation.

                "Corn Products Assets" shall mean:

                (i) any and all Assets that have been or are expressly
                    contemplated to be transferred to Corn
                    Products or any other member of the Corn
                    Products Group in connection with the
                    Distribution pursuant to the terms of this Agreement, any Ancillary Agreement or the list of pre-Distribution reorganization steps set forth in Schedule 1.1(g) hereto
                    (including any Assets set forth on Schedule
                    7.20(A) or on any other Schedule hereto or to an Ancillary Agreement); or

               (ii) the ownership interests in (x) those Business
                    Entities listed on Schedule 7.20(B) (which shall describe the direct and indirect ownership interests held by CPC in each such Business Entity) and (y) the
                    Minority-Investment Companies;

              (iii) any Corn Products Contracts or Corn Products
                    Permits, any rights or claims arising
                    thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Corn Products
                    Asset or the Corn Products Business;

               (iv) any Assets reflected on the Corn Products Balance
                    Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for any member of the Corn Products Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

                (v) any rights to licensing fees arising under or
                    related to any Corn Products Permits;

               (vi) the Corn Products patents and trademarks set
                    forth on Schedule 7.20(C); and

              (vii) any and all Assets owned or held immediately prior
                    to the Distribution Date by CPC or any of its Subsidiaries primarily relating to the Corn Products Business. The intention of this clause (vii) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Corn Products Asset. No Asset shall be deemed to be a Corn Products Asset solely as a result of this clause (vii) if such Asset is within the category or type of Asset expressly covered by an Ancillary
                    Agreement. In addition, no Asset shall be deemed a Corn Products Asset solely as a result of this clause (vii) unless a claim with respect thereto is made by Corn Products on or prior to the third anniversary of the Distribution Date.

                          Notwithstanding the foregoing, the Corn
                    Products Assets shall not in any event
                    include:

                    (x)   the Assets listed or described on Schedule
                          1.1(a)(2); or

                    (y)   any Assets primarily relating to or
                          used in any terminated or divested
                          Business Entity, business or operation
                          formerly owned or managed by or
                          associated with Corn Products or any
                          Corn Products Business, except for
                          those Assets primarily relating to or
                          used exclusively in those Business
                          Entities, businesses or operations
                          listed on Schedule 7.20(B); or

                    (z)   any and all Assets that are expressly
                          contemplated by this Agreement or any
                          Ancillary Agreement (or the Schedules
                          hereto or thereto) as Assets to be
                          retained by any member of the CPC
                          Group.

                    In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Corn Products Asset, any item explicitly included on a Schedule referred to in this definition of "Corn Products Assets" shall take priority over any provision of the text hereof.

                "Corn Products Balance Sheet" shall mean the combined balance sheet of the Corn Products Group, including the notes thereto, as of September 30, 1997 included in the Information Statement.

                "Corn Products Business" shall mean (i) the Corn Refining Business, (ii) the businesses of the members of the Corn Products Group and the portion of the business of the Corn Products Licensees and the Minority-Investment Companies primarily related to the Corn Refining Business, (iii) any other business conducted primarily through the use of the Corn Products Assets, and (iv) the businesses of Business Entities acquired or established by or for Corn Products or any of its Subsidiaries after the date of this Agreement.

                "Corn Products Common Stock" shall have the meaning set forth in the recitals hereto.

                "Corn Products Contracts" shall mean the following contracts and agreements to which CPC or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is expressly contemplated not to be transferred or assigned by any member of the CPC Group pursuant to any provision of this Agreement or any Ancillary Agreement:

                (i) any contracts or agreements with a value in
                    excess of $1 million or with a term of
                    greater than one year listed or described on
                    Schedule 7.20(D);

               (ii) any contract or agreement entered into in the
                    name of, or expressly on behalf of, any
                    division, business unit or member of the Corn
                    Products Group;

              (iii) any contract or agreement that relates primarily
                    to the Corn Products Business;

               (iv) federal, state and local government and other
                    contracts and agreements that relate
                    primarily to the Corn Products Business;

                (v) any contract or agreement representing
                    capital or operating equipment lease
                    obligations reflected on the Corn Products
                    Balance Sheet;

               (vi) any contract or agreement that is otherwise
                    expressly contemplated pursuant to this
                    Agreement or any of the Ancillary Agreements to be assigned to Corn Products or any member of the Corn Products Group; and

              (vii) any guarantee, indemnity, representation or
                    warranty of any member of the Corn Products
                    Group.

                "Corn Products Group" shall mean Corn Products and each Business Entity which is contemplated to become a Subsidiary of Corn Products hereunder, including those identified on Schedule 7.20(B) hereto. "Corn Products Group" shall not be deemed to include the Minority-Investment Companies or the Corn Products Licensees, unless the relevant provision explicitly includes such entities.

                "Corn Products Indemnitees" shall mean Corn
Products, each member of the Corn Products Group, each of their respective present, former or future directors, officers, employees and agents, as such, and each of the heirs, executors, successors and assigns of any of the foregoing.

                "Corn Products Insured Claim" shall mean any claim, asserted against (x) CPC or any of its Subsidiaries with respect to the Corn Products Assets or the Corn Products Business (including, without limitation, where CPC or its Subsidiaries are joint defendants with other Persons) or (y) Corn Products or any of its Subsidiaries (including, without limitation, where Corn Products or its Subsidiaries are joint defendants with other Persons), in each case with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred (i) prior to the Effective Time or (ii) in connection with the conduct of the Corn Products Business prior to the Effective Time, which claim, suit, action, proceeding, injury, loss, liability, damage or expense arises out of an insured occurrence under one or more Policies, except that if such occurrence is also covered under any insurance policies issued to Corn Products or its Subsidiaries it shall be deemed a Corn Products Uninsured Claim.


                "Corn Products Liabilities" shall mean:

                (i) any and all Liabilities that are expressly
                    contemplated by this Agreement or any
                    Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 7.20(E) hereto) as Liabilities to be assumed by Corn Products or any member of the Corn Products Group, and all agreements, obligations and Liabilities of any member of the Corn Products Group under this Agreement or any of the Ancillary Agreements;

               (ii) all Liabilities (other than Taxes and any
                    employee-related Liabilities), primarily relating to, arising out of or resulting from:

                          (A) the operation of the Corn Products
                    Business, as conducted at any time (i) prior to the Effective Time (but excluding any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person's authority)) or (ii) after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person's authority));

                          (B) the operation of any business conducted
                    by Corn Products or any Subsidiary of Corn
                    Products at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person's authority)); or

                          (C)  any Corn Products Assets;

                    whether arising before, on or after the Distribution
Date; and

              (iii) all Liabilities reflected as liabilities or
                    obligations on the Corn Products Balance
                    Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed by or for any member of the Corn Products Group subsequent to the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet, subject to any discharge of such Liabilities subsequent to the date of the Corn Products Balance Sheet.

                Notwithstanding the foregoing, the Corn Products
Liabilities shall not include:

                    (x)   any Liabilities that are expressly
                          contemplated by this Agreement or any
                          Ancillary Agreement (or the Schedules
                          hereto or thereto) as Liabilities to be
                          retained or assumed by CPC or any
                          member of the CPC Group, including
                          those listed on Schedule 7.20(F);

                    (y)   any Liabilities primarily relating to,
                          arising out of or resulting from any
                          terminated or divested Business Entity,
                          business or operation formerly owned or
                          managed by or associated with Corn
                          Products or any Corn Products Business;
                          any Liabilities which are excluded by
                          this clause (y) from the definition of
                          Corn Products Liabilities shall be
                          deemed to be CPC Liabilities; or

                    (z)   all agreements and obligations of any
                          member of the CPC Group under this
                          Agreement or any of the Ancillary
                          Agreements.

                Notwithstanding any provision of this Agreement to the contrary, the "Corn Products Liabilities" shall (i) specifically include any Corn Products Uninsured Claims and (ii) specifically exclude any Corn Products Insured Claims, any deductible payable by CPC under any Policy in connection with a Corn Products Insured Claim and any liability in excess of the applicable coverage limits of the applicable Policies with respect to any Corn Products Insured Claim.

                "Corn Products Licensees" shall mean those entities set forth on Schedule 7.20(G).

                "Corn Products Permits" shall have the meaning set forth in Section 1.1(d) hereof.

                "Corn Products Uninsured Claim" shall mean any claim asserted against CPC, Corn Products or any of their respective Subsidiaries (including, without limitation, where CPC, Corn Products or any of their respective Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred in connection with the conduct of the Corn Products Business prior to the Effective Time, which claim, suit, action, proceeding, injury, loss, liability, damage or expense arises out of an occurrence
(i) of a type for which insurance is not available under any Policy (without giving effect to coverage limits or deductibles of any such Policy) or (ii) that is expressly deemed to be a Corn Products Uninsured Claim under this Agreement.


                "Corn Refining Business" shall have the meaning set forth in the recitals hereto.

                "CPC" shall mean CPC International Inc., a
Delaware corporation, or any successor thereto other than Corn
Products or any Subsidiary of Corn Products.

                "CPC Assets" shall mean, collectively, all the rights and Assets owned or held by CPC or any Subsidiary of CPC, except the Corn Products Assets.

                "CPC Business" shall mean each and every business conducted at any time by CPC or any Subsidiary of CPC except a Corn Products Business.

                "CPC Common Stock" shall have the meaning set forth in the recitals hereto.

                "CPC Contracts" shall mean all the contracts and agreements to which CPC or any of its Subsidiaries or Affiliates is a party or by which it or any of its Subsidiaries or Affiliates is bound, except the Corn Products Contracts.

                "CPC Group" shall mean CPC and each person (other than any member of the Corn Products Group) that is a Subsidiary of CPC.

                "CPC Indemnitees" shall mean CPC, each member of the CPC Group, each of their respective present, former or future directors, officers, employees and agents as such, and each of the heirs, executors, successors and assigns of any of the foregoing, except the Corn Products Indemnitees.

                "CPC Liabilities" shall mean collectively, all obligations and Liabilities of CPC or any Subsidiary of CPC, except the Corn Products Liabilities. Notwithstanding any provision of this Agreement to the contrary, the "CPC Liabilities" shall (i) specifically include any Corn Products Insured Claims, any deductible borne by any member of the CPC Group (but not by any member of the Corn Products Group) under any Policy in connection with a Corn Products Insured Claim and any liability in excess of the applicable coverage limits of the applicable Policies with respect to any Corn Products Insured Claim and (ii) specifically exclude any Corn Products Uninsured Claim; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of any Policy to Corn Products or any member of the Corn Products Group.

                "Debt Agreement" shall mean the Debt Agreement between CPC and Corn Products relating to the Distribution.

                "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of CPC Common Stock as of the Distribution Record Date of the Corn Products Common Stock owned by CPC on the basis of one share of Corn Products Common Stock for every four shares of CPC Common Stock outstanding on the Distribution Record Date.

                "Distribution Date" shall mean the date
determined by CPC's Board of Directors as the date as of which the Distribution shall be effected.

                "Distribution Record Date" shall mean the date determined by CPC's Board of Directors as the record date for the Distribution.

                "Effective Time" shall mean 11:59:59 p.m. New York City Time on the Distribution Date.

                "Employee Benefits Agreement" shall mean the Employee Benefits Agreement between CPC and Corn Products relating to the Distribution.

                "Form 10" shall mean the Registration Statement on Form 10 filed by Corn Products with the SEC.

                "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                "Indemnifiable Losses" shall mean any and all losses, liabilities, claims, damages, demands, costs or expenses (including, without limitation, reasonable attorneys' fees and any and all out-of-pocket expenses) reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions or in settling any Action or potential Action or in satisfying any judgment, fine or penalty rendered in or resulting from any Action.

                "Indemnifying Party" shall have the meaning set forth in Section 3.3.

                "Indemnitee" shall have the meaning set forth in
Section 3.3.

                "Information Statement" shall mean the
Information Statement sent to the holders of shares of CPC Common
Stock and filed as an exhibit to Corn Products' Form 10 in connection with the Distribution, including any amendment or supplement thereto.

                "Injunctive Relief" shall have the meaning set forth in Section 6.2.

                "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of any insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

                "Lease Assumption" shall mean the Assignment and Assumption of Portion of Lessee's Interest in Lease between CPC and Corn Products relating to the Distribution

                "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                "Master Supply Agreement" shall mean the Master
Supply Agreement entered into between CPC and Corn Products relating to the Distribution.

                "Master License Agreement" shall mean the Master
License Agreement entered into between CPC and Corn Products relating to the Distribution.

                "Minority-Investment Companies" or
"Minority-Investment Company" shall mean those Business Entities set forth on Schedule 7.20(H).

                 "NYSE" shall mean the New York Stock Exchange,
Inc.

                 "Person" shall mean any natural person,
corporation, business trust, joint venture, limited liability company, association, company, partnership or government, or any agency or political subdivision thereof.

                "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts) issued to CPC or any of its Subsidiaries (other than Subsidiaries that become Subsidiaries of Corn Products after the Effective Time), including, without limitation, primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

                "Provider" shall have the meaning set forth in
Section 5.1.

                "Rabbi Trusts" shall mean the trusts established pursuant to the CPC International Inc. Latin America Pension Plan Trust Agreement, dated as of June 1, 1988, by and between CPC and The Northern Trust Company, as amended; the CPC International Inc. Pension Plan for International Employees Trust Agreement, dated as of June 1, 1988, as amended; the CPC International Inc. Management Incentive Plan Trust Agreement, dated as of June 1, 1988, by and between CPC and The Northern Trust Company, as amended; the CPC International Inc. Deferred Compensation Plan for Outside Directors Trust Agreement, dated as of June 1, 1988, by and between CPC and The Northern Trust Company, as amended; and the CPC International Inc. Special Retirement Benefits Trust Agreement, dated as of June 1, 1988, by and between CPC and The Northern Trust Company, as amended.

                "Recipient" shall have the meaning set forth in
Section 5.1.

                "Records" shall have the meaning set forth in
Section 4.1.

                "Rules" shall have the meaning set forth in
Section 6.2.

                "Ruling" shall have the meaning set forth in
Section 1.1(g).

                "SEC" shall mean the United States Securities and Exchange Commission.

                "Security Interest" shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

                "Stock Plans" shall mean the CPC International
Inc. 1984 Stock and Performance Plan and the CPC International
Inc. 1993 Stock and Performance Plan.

                "Subsidiary" of any entity shall mean any corporation, partnership or other entity of which such entity (i) owns, directly or indirectly, or has beneficial ownership of, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions.

                "Tax" shall have the meaning set forth in the Tax
Sharing Agreement.

                "Tax Indemnification Agreement" shall mean the Tax Indemnification Agreement between CPC and Corn Products relating to the Distribution.

                "Tax Sharing Agreement" shall mean the Tax
Sharing Agreement between CPC and Corn Products relating to the Distribution.

                "Third Party Claim" shall have the meaning set forth in Section 3.3.

                "Transition Services Agreement" shall mean the Transition Services Agreement between CPC and Corn Products relating to the Distribution.

           SECTION 7.21. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The term "commercially reasonable efforts" shall not be deemed to require any party to take any action that would require it to pay, in the aggregate with respect to a specific circumstance, an amount in excess of $5,000 (after subtracting from such aggregate expenditures any amounts reimbursed by the other party).

                           *    *    *

           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                               CPC INTERNATIONAL INC.



                               By:________________________________
                               Name:
                               Title:


                               CORN PRODUCTS INTERNATIONAL, INC.



                               By:________________________________
                               Name:
                               Title: